Exhibit 99.1

News Release

Lockheed Martin Reports Third Quarter 2020 Results

•Net sales of $16.5 billion
•Net earnings from continuing operations of $1.8 billion, or $6.25 per share
•Generated cash from operations of $1.9 billion
•Achieved record backlog of $150.4 billion
•Increased quarterly dividend rate to $2.60 per share
•Updates 2020 financial outlook and provides 2021 financial trends

BETHESDA, Md., Oct. 20, 2020 – Lockheed Martin Corporation [NYSE: LMT] today reported third quarter 2020 net sales of $16.5 billion, compared to $15.2 billion in the third quarter of 2019. Net earnings from continuing operations in the third quarter of 2020 were $1.8 billion, or $6.25 per share, compared to $1.6 billion, or $5.66 per share, in the third quarter of 2019. Cash from operations in the third quarter of 2020 was $1.9 billion, compared to cash from operations of $2.5 billion in the third quarter of 2019.

“In the third quarter, our dedicated workforce and resilient supply chain continued to support our customers’ vital national security missions, overcoming the challenges of the pandemic,” said James Taiclet, Lockheed Martin president and CEO. “As a result, we delivered strong results across our key financial metrics and we expect to build on this success through the remainder of the year. Looking ahead to 2021, we remain focused on driving innovation and growing our assets and capabilities to further benefit our customers and shareholders.”

Summary Financial Results

The following table presents the corporation’s summary financial results.

	(in millions, except per share data)	Quarters Ended[1]		Nine Months Ended
		Sept. 27 2020	Sept. 29 2019	Sept. 27 2020	Sept. 29 2019
	Net sales	$16,495	$15,171	$48,366	$43,934

	Business segment operating profit[2]	$1,762	$1,665	$5,277	$4,934
	Unallocated items
	FAS/CAS operating adjustment	469	513	1,407	1,537
	Other, net[3,4]	(84)	(73)	(329)	(75)
	Total unallocated items	385	440	1,078	1,462
	Consolidated operating profit	$2,147	$2,105	$6,355	$6,396

	Net earnings (loss) from
	Continuing operations	$1,753	$1,608	$5,096	$4,732
	Discontinued operations[5]	(55)	—	(55)	—
	Net earnings[6]	$1,698	$1,608	$5,041	$4,732

	Diluted earnings (loss) per share from
	Continuing operations	$6.25	$5.66	$18.12	$16.66
	Discontinued operations[5]	(0.20)	—	(0.20)	—
	Diluted earnings per share	$6.05	$5.66	$17.92	$16.66

	Cash generated from operations[7,8]	$1,880	$2,490	$6,376	$5,821

1
The corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on Sept. 27 for the third quarter of 2020 and Sept. 29 for the third quarter of 2019. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the corporation's fiscal year ends on Dec. 31.

2	Business segment operating profit is a non-GAAP measure. See the "Non-GAAP Financial Measures" section of this news release for more information.
3
In the first nine months of 2020, the corporation recognized a non-cash impairment charge of $128 million ($96 million, or $0.34 per share, after tax) for its investment in the international equity method investee, Advanced Military Maintenance, Repair and Overhaul Center (AMMROC).

4
In the first nine months of 2019, the corporation recognized a previously deferred non-cash gain of $51 million ($38 million, or $0.13 per share, after tax) related to properties sold in 2015 as a result of completing its remaining obligations.

5
Discontinued operations for the third quarter and first nine months of 2020 include a $55 million ($0.20 per share) non-cash charge resulting from the resolution of certain tax matters related to the former Information Systems & Global Solutions business divested in 2016.

6
Net earnings for the third quarter and the first nine months of 2019 included a benefit of approximately $62 million ($0.22 per share) and $127 million ($0.45 per share), respectively, from the discrete recording of additional tax deductions related to 2018, primarily attributable to foreign derived intangible income treatment based on proposed tax regulations released on March 4, 2019, and a change in tax accounting method. See "Income Taxes" section for further discussion.

7
Cash generated from operations in the third quarter of 2020 reflects the receipt of approximately $200 million of net accelerated progress payments due to the U.S. Government's increase in the progress payment rate from 80 percent to 90 percent and the deferral of $155 million for the employer portion of payroll taxes to 2021 and 2022 pursuant to the CARES Act. These were offset by $400 million of federal estimated income tax payments deferred from the second quarter of 2020 pursuant to IRS guidance, in addition to the third quarter 2020 tax payment of $410 million. Additionally, the corporation used the accelerated progress payments from the U.S. Government plus cash on hand to accelerate payments to its suppliers resulting in a $530 million net impact to cash from operations in the third quarter of 2020.

8
Cash generated from operations for the first nine months of 2020 reflects the receipt of approximately $1.1 billion of net accelerated progress payments due to the U.S. Government's increase in the progress payment rate from 80 percent to 90 percent and the deferral of $315 million for the employer portion of payroll taxes to 2021 and 2022 pursuant to the CARES Act. The corporation used the accelerated progress payments from the U.S. Government plus cash on hand to accelerate $1.8 billion of payments to its suppliers as of Sept. 27, 2020 that are due by their terms in future periods.

2020 Financial Outlook
The following table and other sections of this news release contain forward-looking statements, which are based on the corporation’s current expectations. Actual results may differ materially from those projected. It is the corporation’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the corporation’s actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	Current Guidance[1]	July 2020 Outlook

	Net sales	~$65,250	$63,500 - $65,000

	Business segment operating profit	~$7,125	$6,900 - $7,050

	Net FAS/CAS pension adjustment[2]	~$2,090	~$2,090

	Diluted earnings per share from continuing operations	~$24.45	$23.75 - $24.05

	Cash from operations	≥$8,000	≥$8,000

1	The corporation’s 2020 financial outlook reflects the currently expected impacts related to COVID-19, however, the ultimate impacts of COVID-19 on the corporation’s financial outlook for 2020 and beyond remains uncertain.
2	The net FAS/CAS pension adjustment is presented as a single amount and includes total expected U.S. Government cost accounting standards (CAS) pension cost of approximately $1,975 million and total expected financial accounting standards (FAS) pension income of approximately $115 million. CAS pension cost and the service cost component of FAS pension expense are included in operating profit. The non-service cost components of FAS pension expense are included in non-operating income (expense). For additional detail on the corporation’s FAS/CAS pension adjustment, see the supplemental table included at the end of this news release.
2021 Financial Trends
The corporation expects its 2021 net sales to increase to greater than or equal to $67 billion. Total business segment operating margin in 2021 is expected to be in the 10.9 percent to 11.1 percent range and cash from operations is expected to be greater than or equal to $8.1 billion, net of $1.0 billion of planned pension contributions. The preliminary outlook for 2021 assumes continued support and funding of our programs, including recovery of COVID-19 cost impacts, and a statutory tax rate of 21%. Additionally, the preliminary outlook for 2021 assumes that there will not be significant reductions in customer budgets, changes in funding priorities and that the U.S. Government will not continue to operate under a continuing resolution for an extended period in which new contract and program starts are restricted. Changes in circumstances may require the corporation to revise its assumptions, which could materially change its current estimate of 2021 net sales, operating margin and cash flows.

The corporation currently expects a total net FAS/CAS pension benefit of approximately $2.1 billion in 2021. This estimate assumes a 2.50 percent discount rate (a 75 basis point decrease from the end of 2019), a 7.00 percent return on plan assets in 2020, and a 7.00 percent expected long-term rate of return on plan assets in future years, among other assumptions. A change of plus or minus 25 basis points to the assumed discount rate, with all other assumptions held constant, would result in an incremental increase or decrease of approximately $15 million to the estimated net 2021 FAS/CAS pension benefit. A change of plus or minus 100 basis points to the return on plan assets in 2020 only, with all other assumptions held constant, would result in an incremental increase or decrease of approximately $15 million to the estimated net 2021 FAS/CAS pension benefit. The corporation expects to make contributions of approximately $1.0 billion to its qualified defined benefit pension plans in 2021 and anticipates recovering approximately $2.1 billion of CAS pension cost. The corporation will complete the annual remeasurement of its postretirement benefit plans and update its estimated 2021 FAS/CAS pension adjustment on Dec. 31, 2020. The final assumptions and actual investment return for 2020 may differ materially from those discussed above.

COVID-19
The global outbreak of the coronavirus disease 2019 (COVID-19) was declared a pandemic by the World Health Organization and a national emergency by the U.S. Government in March 2020 and has negatively affected the U.S. and global economies, disrupted global supply chains, resulted in significant travel and transport restrictions, including mandated closures and orders to “shelter-in-place” and quarantine restrictions, and created significant disruption of the financial markets. Lockheed Martin has taken measures to protect the health and safety of its employees, work with its customers and suppliers to minimize disruptions and support its community in addressing the challenges posed by this ongoing global pandemic. The pandemic has presented unprecedented business challenges, and the corporation has experienced impacts in each business area related to COVID-19, primarily in increased coronavirus-related costs, delays in supplier deliveries, impacts of travel restrictions, site access and quarantine requirements, and the impacts of remote work and adjusted work schedules. Despite these challenges, the corporation and the U.S. Government’s pro-active efforts, especially with regard to the supply chain, helped to partially mitigate the disruptions caused by COVID-19 on the corporation's operations in the first nine months of 2020. In addition, favorable contract award timing, strong operational performance and lower travel and overhead expenditures due to COVID-19 restrictions partially offset the impacts of COVID-19 on the corporation's financial results in the first nine months of 2020. However, the ultimate impact of COVID-19 in future periods remains uncertain. The corporation’s 2020 outlook and 2021 financial trends assumes, among other things, that its production facilities continue to operate and it does not experience significant work stoppages or closures, it is able to mitigate any supply chain disruptions and these do not worsen, and it is able to recover its costs under U.S. Government contracts and government funding priorities do not change. While these are the corporation’s current assumptions, they could change and will depend on future pandemic related developments, including the duration of the pandemic and any potential subsequent waves of COVID-19 infection and government actions.

Cash Activities

The corporation’s cash activities in the third quarter of 2020 included the following:

•paying cash dividends of $672 million, compared to $621 million in the third quarter of 2019;
•repurchasing 0.2 million shares for $85 million, which includes $26 million paid for shares repurchased in the second quarter of 2020; compared to repurchasing 0.6 million shares for $210 million in the third quarter of 2019; and
•making capital expenditures of $408 million, compared to $308 million in the third quarter of 2019.

As previously reported on Sept. 25, 2020, the corporation increased its quarterly dividend by $0.20 per share, to $2.60 per share, beginning with the dividend payment in the fourth quarter of 2020. The corporation also increased its share repurchase authority by $1.3 billion with $3.0 billion in total remaining authorization for future repurchases of common stock under the program as of Sept. 27, 2020.

Segment Results
The corporation operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the corporation’s business segments and reconciles these amounts to the corporation’s consolidated financial results.

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 27 2020	Sept. 29 2019	Sept. 27 2020	Sept. 29 2019
Net sales
Aeronautics	$6,680	$6,178	$19,552	$17,312
Missiles and Fire Control	2,971	2,601	8,391	7,362
Rotary and Mission Systems	3,998	3,709	11,783	11,239
Space	2,846	2,683	8,640	8,021
Total net sales	$16,495	$15,171	$48,366	$43,934

Operating profit
Aeronautics	$705	$665	$2,116	$1,842
Missiles and Fire Control	405	349	1,171	1,093
Rotary and Mission Systems	404	342	1,209	1,068
Space	248	309	781	931
Total business segment operating profit	1,762	1,665	5,277	4,934
Unallocated items
FAS/CAS operating adjustment	469	513	1,407	1,537
Other, net	(84)	(73)	(329)	(75)
Total unallocated items	385	440	1,078	1,462
Total consolidated operating profit	$2,147	$2,105	$6,355	$6,396

Net sales and operating profit of the corporation’s business segments exclude intersegment sales, cost of sales, and profit as these activities are eliminated in consolidation. Operating profit of the corporation’s business segments includes the corporation’s share of earnings or losses from equity method investees as the operating activities of the investees are closely aligned with the operations of its business segments.

Operating profit of the corporation’s business segments also excludes the FAS/CAS operating adjustment described below, a portion of corporate costs not considered allowable or allocable to contracts with the U.S. Government under the applicable U.S. Government cost accounting standards (CAS) or federal acquisition regulations (FAR), and other items not considered part of management’s evaluation of segment operating performance such as a portion of management and administration costs, legal fees and settlements, environmental costs, stock-based compensation expense, retiree benefits, significant severance actions, significant asset impairments, gains or losses from significant divestitures, and other miscellaneous corporate activities.
The corporation recovers CAS pension cost through the pricing of its products and services on U.S. Government contracts and, therefore, recognizes CAS pension cost in each of its business segments' net sales and cost of sales. The corporation’s consolidated financial statements must present pension and other postretirement benefit plan expense calculated in accordance with U.S. generally accepted accounting principles (referred to as FAS expense). The operating portion of the net FAS/CAS pension adjustment represents the difference between the service cost component of FAS pension expense and total CAS pension cost. The non-service FAS pension expense components are included in other non-operating expense. The net FAS/CAS pension adjustment increases or decreases CAS pension cost to equal total FAS pension expense (both service and non-service).

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract. In addition, comparability of the corporation’s segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the corporation’s contracts for which it recognizes revenue over time using the percentage-of-completion cost-to-cost method to measure progress towards completion. Increases in profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs to fulfill the performance obligations that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to fulfill the performance obligations and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes.
Segment operating profit and margin may also be impacted favorably or unfavorably by other items, which may or may not impact sales. Favorable items may include the positive resolution of contractual matters, insurance recoveries and gains on sales of assets. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; certain asset impairments; and losses on sales of certain assets.
The corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments, represented approximately 24 percent of total segment operating profit in the third quarter of 2020 as compared to 29 percent in the third quarter of 2019.

Aeronautics

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 27 2020	Sept. 29 2019	Sept. 27 2020	Sept. 29 2019
Net sales	$6,680	$6,178	$19,552	$17,312
Operating profit	$705	$665	$2,116	$1,842
Operating margin	10.6%	10.8%	10.8%	10.6%

Aeronautics’ net sales in the third quarter of 2020 increased $502 million, or 8 percent, compared to the same period in 2019. The increase was primarily attributable to higher net sales of approximately $325 million for the F-35 program due to increased volume on development, sustainment, and production contracts; and about $130 million for higher volume on classified development contracts.

Aeronautics’ operating profit in the third quarter of 2020 increased $40 million, or 6 percent, compared to the same period in 2019. Operating profit increased approximately $65 million for the F-35 program due to higher volume on production, development, and sustainment contracts and higher risk retirements on production contracts. This increase was partially offset by a decrease of approximately $20 million for the F-16 program due to lower risk retirements on sustainment contracts. Adjustments not related to volume, including net profit booking rate adjustments, in the third quarter of 2020 were comparable to the same period in 2019.

Missiles and Fire Control

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 27 2020	Sept. 29 2019	Sept. 27 2020	Sept. 29 2019
Net sales	$2,971	$2,601	$8,391	$7,362
Operating profit	$405	$349	$1,171	$1,093
Operating margin	13.6%	13.4%	14.0%	14.8%

MFC’s net sales in the third quarter of 2020 increased $370 million, or 14 percent, compared to the same period in 2019. The increase was primarily attributable to higher net sales of approximately $250 million for tactical and strike missile programs due to increased volume (primarily Guided Multiple Launch Rocket Systems (GMLRS) and High-Mobility Artillery Rocket Systems (HIMARS)); and about $200 million for integrated air and missile defense programs due to increased volume (primarily Patriot Advanced Capability-3 (PAC-3) and Terminal High Altitude Area Defense (THAAD)). These increases were partially offset by lower net sales of approximately $60 million for sensors and global sustainment programs due to lower volume on the Apache sensors program; and about $35 million due to the divestiture of the Distributed Energy Solutions business in November 2019.

MFC’s operating profit in the third quarter of 2020 increased $56 million, or 16 percent, compared to the same period in 2019. Operating profit increased approximately $50 million for integrated air and missile defense programs due to increased volume and higher risk retirements on international contracts (primarily PAC-3); and about $45 million for tactical and strike missile programs due to higher volume (primarily GMLRS and HIMARS) and higher risk retirements (primarily Long Range Standoff Weapon (LRSO)). These increases were partially offset by a decrease of approximately $40 million for sensors and global sustainment programs due primarily to lower risk retirements and a reduction in the profit booking rate on the Apache sensors program. Adjustments not related to volume, including net profit booking rate adjustments, were $25 million lower in the third quarter of 2020 compared to the same period in 2019.

Rotary and Mission Systems

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 27 2020	Sept. 29 2019	Sept. 27 2020	Sept. 29 2019
Net sales	$3,998	$3,709	$11,783	$11,239
Operating profit	$404	$342	$1,209	$1,068
Operating margin	10.1%	9.2%	10.3%	9.5%

RMS’ net sales in the third quarter of 2020 increased $289 million, or 8 percent, compared to the same period in 2019. Net sales increased approximately $180 million for Sikorsky helicopter programs due to higher volume primarily on production contracts (primarily Seahawk, VH-92A, and Combat Rescue Helicopter (CRH)); about $55 million for various training and logistics solutions (TLS) programs due to higher volume; and about $35 million for integrated warfare systems and sensors (IWSS) programs due to higher volume primarily on the Aegis Combat System (Aegis) partially offset by lower volume on Littoral Combat Ship (LCS).

RMS’ operating profit in the third quarter of 2020 increased $62 million, or 18 percent, compared to the same period in 2019. Operating profit increased approximately $30 million for Sikorsky helicopter programs due to higher volume on production contracts (primarily VH-92A and CRH), customer mix, and better cost performance on international military aircraft programs; and about $30 million for IWSS programs due to higher risk retirements (primarily Radar Surveillance Systems and Aegis). Adjustments not related to volume, including net profit booking rate adjustments, were $15 million lower in the third quarter of 2020 compared to the same period in 2019.

Space

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 27 2020	Sept. 29 2019	Sept. 27 2020	Sept. 29 2019
Net sales	$2,846	$2,683	$8,640	$8,021
Operating profit	$248	$309	$781	$931
Operating margin	8.7%	11.5%	9.0%	11.6%

Space’s net sales in the third quarter of 2020 increased $163 million, or 6 percent, compared to the same period in 2019. The increase was primarily attributable to higher net sales of approximately $90 million for government satellite programs due to higher volume (primarily Next Generation Overhead Persistent Infrared (Next Gen OPIR)); and about $60 million for strategic and missile defense programs due to higher volume (primarily hypersonic development programs).

Space’s operating profit in the third quarter of 2020 decreased $61 million, or 20 percent, compared to the same period in 2019. Operating profit decreased approximately $50 million due to lower equity earnings from the corporation's investment in United Launch Alliance (ULA); about $15 million for government satellite programs due to lower risk retirements (primarily Advanced Extremely High Frequency (AEHF)); and about $15 million for strategic and missile defense programs due to lower risk retirements (primarily Fleet Ballistic Missiles). These decreases were partially offset by an increase of approximately $15 million for commercial satellite programs due to charges recorded for performance matters in 2019 not repeated in 2020. Adjustments not related to volume, including net profit booking rate adjustments, were $25 million lower in the third quarter of 2020, compared to the same period in 2019.

Total equity earnings recognized by Space (primarily ULA) represented approximately $5 million, or 2 percent of Space’s operating profit in the third quarter of 2020, compared to approximately $55 million, or 18 percent in the third quarter of 2019.

Income Taxes

The corporation’s effective income tax rate was 14.7 percent in the third quarter of 2020, compared to 9.7 percent in the third quarter of 2019. The rate for the third quarter of 2019 was lower primarily due to a $62 million benefit, or $0.22 per share, of additional tax deductions for 2018 attributable to foreign derived intangible income treatment based on proposed tax regulations released on March 4, 2019, and a change in tax accounting method, reflecting a 2012 Court of Federal Claims decision, which held that the tax basis in certain assets should be increased and realized upon the assets' disposition.
The rates for both periods benefited from additional tax deductions based on proposed tax regulations released on March 4, 2019, which clarified that foreign military sales qualify for foreign derived intangible income treatment. On July 9, 2020, the U.S. Treasury Department issued final tax regulations related to foreign derived intangible income. The final tax regulations confirm foreign military sales qualify for foreign derived intangible income treatment. We continue to assess the other effects of the final regulations.

The rates for both periods also benefited from the research and development tax credit, dividends paid to the corporation's defined contribution plans with an employee stock ownership plan feature, and tax deductions for employee equity awards.

Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the corporation, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, the corporation’s definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit represents operating profit from the corporation’s business segments before unallocated income and expense. This measure is used by the corporation’s senior management in evaluating the performance of its business segments and is a performance goal in the corporation’s annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	2020 Financial Outlook[1]
		Current Update	July Outlook

	Business segment operating profit (non-GAAP)	~$7,125	$6,900 - $7,050
	FAS/CAS operating adjustment[2]	~1,875	~1,875
	Other, net	~(405)	~(390)
	Consolidated operating profit (GAAP)	~$8,595	$8,385 - $8,535

1
The corporation’s 2020 financial outlook reflects the currently expected impacts related to COVID-19, however, the ultimate impact of COVID-19 on the corporation’s financial outlook for 2020 and beyond remains uncertain.

2	Refer to the supplemental table "Other Financial and Operating Information" included in this news release for a detail of the FAS/CAS operating adjustment, which excludes $215 million of expected non-service FAS income that will be recorded in non-operating income (expense).

Conference Call Information

Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Tuesday, Oct. 20, 2020, at 11:00 a.m. ET. The live webcast and relevant financial charts will be available for download on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor.

For additional information, visit the corporation's website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 110,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contact:
Jarrod Agen, 301-897-6412; jarrod.p.agen@lmco.com

Investor Relations Contacts:
Greg Gardner, 301-897-6584; greg.m.gardner@lmco.com
David Weston, 301-897-6455; david.weston@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•the impact of the COVID-19 disease or future epidemics on our business, including the potential for facility closures or work stoppages, supply chain disruptions, program delays, our ability to recover our costs under contracts, changing government funding and acquisition priorities and payment policies and regulations; and potential impacts to the fair value of our assets;
•our reliance on contracts with the U.S. Government, which are conditioned upon the availability of funding and can be terminated by the U.S. Government for convenience, and our ability to negotiate favorable contract terms;
•budget uncertainty, affordability initiatives or the risk of future budget cuts;
•risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs including our largest, the F-35 program;
•planned production rates for significant programs; compliance with stringent performance and reliability standards; materials availability;
•the performance and financial viability of key suppliers, teammates, joint ventures, joint venture partners, subcontractors and customers;
•economic, industry, business and political conditions including their effects on governmental policy and government actions that disrupt our supply chain or prevent the sale or delivery of our products (such as delays in obtaining Congressional approvals for exports requiring Congressional notification and export license delays due to COVID-19);
•trade policies or sanctions (including potential Chinese sanctions on us or our suppliers, teammates or partners; Turkey’s removal from the F-35 program and potential U.S. Government sanctions on Turkey and the Kingdom of Saudi Arabia);
•our success expanding into and doing business in adjacent markets and internationally and the differing risks posed by international sales;
•changes in foreign national priorities and foreign government budgets;
•the competitive environment for our products and services, including increased pricing pressures, aggressive pricing in the absence of cost realism evaluation criteria, competition from outside the aerospace and defense industry, and bid protests;
•the timing and customer acceptance of product deliveries;
•our ability to continue to innovate and develop new products and to attract and retain key personnel and transfer knowledge to new personnel; the impact of work stoppages or other labor disruptions;
•the impact of cyber or other security threats or other disruptions to our businesses;
•our ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases and dividend payments;
•our ability to recover costs under U.S. Government contracts and changes in contract mix;
•the accuracy of our estimates and projections and the potential impact of changes in U.S. or foreign tax laws;
•timing and estimates regarding pension funding and movements in interest rates and other changes that may affect pension plan assumptions, stockholders’ equity, the level of the FAS/CAS adjustment and actual returns on pension plan assets;
•the successful operation of joint ventures that we do not control and our ability to recover our investments;
•realizing the anticipated benefits of acquisitions or divestitures, joint ventures, teaming arrangements or internal reorganizations;

•our efforts to increase the efficiency of our operations and improve the affordability of our products and services;
•the risk of an impairment of our assets, including the potential impairment of goodwill, intangible assets and inventory recorded as a result of the acquisition of the Sikorsky business;
•the availability and adequacy of our insurance and indemnities;
•our ability to benefit fully from or adequately protect our intellectual property rights;
•procurement and other regulations and policies affecting our industry, including federal rules prohibiting the use of certain Chinese telecommunications equipment, export of our products, cost allowability or recovery, preferred contract type, and performance and progress payments policy, including a reversal or modification to the DoD’s increase to the progress payment rate in response to COVID-19;
•the effect of changes in accounting, taxation, or export laws, regulations, and policies and their interpretation or application; and
•the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, government investigations or government allegations that we have failed to comply with law, other contingencies and U.S. Government identification of deficiencies in our business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the corporation’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2019 and subsequent quarterly reports on Form 10-Q. The corporation’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

		Quarters Ended		Nine Months Ended
		Sept. 27 2020	Sept. 29 2019	Sept. 27 2020	Sept. 29 2019
	Net sales	$16,495	$15,171	$48,366	$43,934
	Cost of sales	(14,359)	(13,108)	(41,926)	(37,690)
	Gross profit	2,136	2,063	6,440	6,244
	Other (expense) income, net[2,3]	11	42	(85)	152
	Operating profit	2,147	2,105	6,355	6,396
	Interest expense	(145)	(162)	(442)	(496)
	Other non-operating income (expense), net	54	(162)	135	(491)
	Earnings from continuing operations before income taxes	2,056	1,781	6,048	5,409
	Income tax expense[4]	(303)	(173)	(952)	(677)
	Net earnings from continuing operations	1,753	1,608	5,096	4,732
	Net loss from discontinued operations[5]	(55)	—	(55)	—
	Net earnings	$1,698	$1,608	$5,041	$4,732
	Effective tax rate	14.7%	9.7%	15.7%	12.5%

	Earnings (loss) per common share
	Basic
	Continuing operations	$6.28	$5.70	$18.19	$16.77
	Discontinued operations[5]	(0.20)	—	(0.20)	—
	Basic earnings per common share	$6.08	$5.70	$17.99	$16.77

	Diluted
	Continuing operations	$6.25	$5.66	$18.12	$16.66
	Discontinued operations[5]	(0.20)	—	(0.20)	—
	Diluted earnings per common share	$6.05	$5.66	$17.92	$16.66

	Weighted average shares outstanding
	Basic	279.3	282.0	280.1	282.2
	Diluted	280.6	283.9	281.3	284.0

	Common shares reported in stockholders’ equity at end of period			278	281

1	The corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on Sept. 27 for the third quarter of 2020 and Sept. 29 for the third quarter of 2019. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the corporation's fiscal year ends on Dec. 31.
2	In the first nine months of 2020, the corporation recognized a non-cash impairment charge of $128 million ($96 million, or $0.34 per share, after tax) for its investment in the international equity method investee, Advanced Military Maintenance, Repair and Overhaul Center (AMMROC).
3	In the first nine months of 2019, the corporation recognized a previously deferred non-cash gain of $51 million ($38 million, or $0.13 per share, after tax) related to properties sold in 2015 as a result of completing its remaining obligations.
4	Net earnings for the third quarter and the first nine months of 2019 included a benefit of approximately $62 million ($0.22 per share) and $127 million ($0.45 per share), respectively, from the discrete recording of additional tax deductions related to 2018, primarily attributable to foreign derived intangible income treatment based on proposed tax regulations released on March 4, 2019, and a change in tax accounting method. See "Income Taxes" section for further discussion.
5
Net loss from discontinued operations for the third quarter and the first nine months of 2020 includes a $55 million ($0.20 per share) non-cash charge resulting from the resolution of certain tax matters related to the former IS&GS business divested in 2016.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

		Quarters Ended			Nine Months Ended
		Sept. 27 2020	Sept. 29 2019	% Change	Sept. 27 2020	Sept. 29 2019	% Change
	Net sales
	Aeronautics	$6,680	$6,178	8%	$19,552	$17,312	13%
	Missiles and Fire Control	2,971	2,601	14%	8,391	7,362	14%
	Rotary and Mission Systems	3,998	3,709	8%	11,783	11,239	5%
	Space	2,846	2,683	6%	8,640	8,021	8%
	Total net sales	$16,495	$15,171	9%	$48,366	$43,934	10%

	Operating profit
	Aeronautics	$705	$665	6%	$2,116	$1,842	15%
	Missiles and Fire Control	405	349	16%	1,171	1,093	7%
	Rotary and Mission Systems	404	342	18%	1,209	1,068	13%
	Space	248	309	(20%)	781	931	(16%)
	Total business segment operating profit	1,762	1,665	6%	5,277	4,934	7%
	Unallocated items
	FAS/CAS operating adjustment	469	513		1,407	1,537
	Stock-based compensation	(67)	(54)		(182)	(158)
	Other, net[1,2]	(17)	(19)		(147)	83
	Total unallocated items	385	440	(13%)	1,078	1,462	(26%)
	Total consolidated operating profit	$2,147	$2,105	2%	$6,355	$6,396	(1%)

	Operating margin
	Aeronautics	10.6%	10.8%		10.8%	10.6%
	Missiles and Fire Control	13.6%	13.4%		14.0%	14.8%
	Rotary and Mission Systems	10.1%	9.2%		10.3%	9.5%
	Space	8.7%	11.5%		9.0%	11.6%
	Total business segment operating margin	10.7%	11.0%		10.9%	11.2%

	Total consolidated operating margin	13.0%	13.9%		13.1%	14.6%

1
In the first nine months of 2019, the corporation recognized a previously deferred non-cash gain of $51 million ($38 million, or $0.13 per share, after tax) related to properties sold in 2015 as a result of completing its remaining obligations.

2
In the first nine months of 2020, the corporation recognized a non-cash impairment charge of $128 million ($96 million, or $0.34 per share, after tax) for its investment in the international equity method investee, AMMROC.

Lockheed Martin Corporation
Consolidated Balance Sheets
(in millions, except par value)

	Sept. 27 2020	Dec. 31 2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$3,585	$1,514
Receivables, net	2,480	2,337
Contract assets	10,388	9,094
Inventories	3,293	3,619
Other current assets	544	531
Total current assets	20,290	17,095

Property, plant and equipment, net	6,803	6,591
Goodwill	10,589	10,604
Intangible assets, net	3,013	3,213
Deferred income taxes	3,198	3,319
Other noncurrent assets	6,880	6,706
Total assets	$50,773	$47,528

Liabilities and equity
Current liabilities
Accounts payable	$1,491	$1,281
Contract liabilities	7,354	7,054
Salaries, benefits and payroll taxes	2,818	2,466
Current maturities of long-term debt	1,000	1,250
Other current liabilities	2,538	1,921
Total current liabilities	15,201	13,972

Long-term debt, net	11,675	11,404
Accrued pension liabilities	12,765	13,234
Other noncurrent liabilities	6,146	5,747
Total liabilities	45,787	44,357

Stockholders’ equity
Common stock, $1 par value per share	278	280
Additional paid-in capital	90	—
Retained earnings	19,844	18,401
Accumulated other comprehensive loss	(15,259)	(15,554)
Total stockholders’ equity	4,953	3,127
Noncontrolling interests in subsidiary	33	44
Total equity	4,986	3,171
Total liabilities and equity	$50,773	$47,528

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Nine Months Ended
	Sept. 27 2020	Sept. 29 2019
Operating activities
Net earnings	$5,041	$4,732
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	927	867
Stock-based compensation	182	158
Equity method investment impairment	128	—
Tax resolution related to former IS&GS business	55	—
Gain on property sale	—	(51)
Changes in assets and liabilities
Receivables, net	(143)	60
Contract assets	(1,294)	(1,532)
Inventories	326	(477)
Accounts payable	247	524
Contract liabilities	300	286
Postretirement benefit plans	(130)	828
Income taxes	58	(117)
Other, net	679	543
Net cash provided by operating activities	6,376	5,821

Investing activities
Capital expenditures	(1,044)	(841)
Other, net	27	38
Net cash used for investing activities	(1,017)	(803)

Financing activities
Dividends paid	(2,036)	(1,881)
Repurchases of common stock	(1,100)	(710)
Issuance of long-term debt, net of related costs	1,131	—
Repayments of current and long-term debt	(1,150)	—
Repayments of commercial paper, net	—	(600)
Other, net	(133)	(60)
Net cash used for financing activities	(3,288)	(3,251)

Net change in cash and cash equivalents	2,071	1,767
Cash and cash equivalents at beginning of period	1,514	772
Cash and cash equivalents at end of period	$3,585	$2,539

Lockheed Martin Corporation
Consolidated Statement of Equity
(unaudited; in millions)

		Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Noncontrolling Interests in Subsidiary	Total Equity
	Balance at Dec. 31, 2019	$280	$—	$18,401	$(15,554)	$3,127	$44	$3,171
	Net earnings	—	—	5,041	—	5,041	—	5,041
	Other comprehensive income, net of tax[1]	—	—	—	295	295	—	295
	Repurchases of common stock	(3)	(256)	(841)	—	(1,100)	—	(1,100)
	Dividends declared[2]	—	—	(2,757)	—	(2,757)	—	(2,757)
	Stock-based awards, ESOP activity and other	1	346	—	—	347	—	347
	Net decrease in noncontrolling interests in subsidiary	—	—	—	—	—	(11)	(11)
	Balance at Sept. 27, 2020	$278	$90	$19,844	$(15,259)	$4,953	$33	$4,986

1	Primarily represents the reclassification adjustment for the recognition of prior period amounts related to pension and other postretirement benefit plans.
2	Represents dividends of $2.40 per share declared for each of the first, second and third quarters of 2020 and dividends of $2.60 per share declared for the fourth quarter of 2020.

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

		2020 Outlook	2019 Actual
	Total FAS income (expense) and CAS costs
	FAS pension income (expense)[1]	$115	$(1,093)
	Less: CAS pension cost	1,975	2,565
	Net FAS/CAS pension adjustment	$2,090	$1,472

	Service and non-service cost reconciliation
	FAS pension service cost	$(100)	$(516)
	Less: CAS pension cost	1,975	2,565
	FAS/CAS operating adjustment	1,875	2,049
	Non-operating FAS pension income (expense)[2]	215	(577)
	Net FAS/CAS pension adjustment	$2,090	$1,472

1	The corporation projects FAS pension income in 2020, compared to FAS pension expense in 2019, as a result of completing the planned freeze of its salaried pension plans effective Jan. 1, 2020, that was previously announced on July 1, 2014. The corporation’s FAS pension expense is comprised of service cost, interest cost, expected return on plan assets, amortization of prior service credit, and amortization of actuarial losses. The service cost and amortization of actuarial losses components of FAS pension expense are significantly lower due to the freeze. As a result, the expected return on plan assets and amortization of prior service credit exceed all other FAS pension expense components in 2020. For additional information regarding the corporation’s FAS pension expense or income and CAS pension cost, see the corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2019.
2	The corporation records the non-service cost components of net periodic benefit cost as part of other non-operating income (expense) in the consolidated statement of earnings. The non-service cost components in the table above relate only to the corporation's qualified defined benefit pension plans. The corporation expects total non-service income (cost) for its qualified defined benefit pension plans in the table above, along with non-service cost for its other postretirement benefit plans of $30 million, to total non-service credit of $185 million for 2020. The corporation recorded non-service cost for its other postretirement benefit plans of $116 million in 2019, in addition to its total non-service cost for its qualified defined benefit pension plans in the table above, for a total of $693 million in 2019.

Lockheed Martin Corporation
Other Financial and Operating Information (cont.)
(unaudited; in millions, except aircraft deliveries and weeks)

Backlog	Sept. 27 2020	Dec. 31 2019
Aeronautics	$57,763	$55,636
Missiles and Fire Control	30,290	25,796
Rotary and Mission Systems	36,137	34,296
Space	26,257	28,253
Total backlog	$150,447	$143,981

	Quarters Ended		Nine Months Ended
Aircraft Deliveries	Sept. 27 2020	Sept. 29 2019	Sept. 27 2020	Sept. 29 2019
F-35	31	28	78	83
C-130J	3	6	11	19
Government helicopter programs	19	20	48	61
International military helicopter programs	3	2	7	5

Number of Weeks in Reporting Period	2020	2019
First quarter	13	13
Second quarter	13	13
Third quarter	13	13
Fourth quarter	13	13